Exhibit 23.3

To:

Mercurity Fintech Holding Inc.

1330 Avenue of the Americas, Fl 33,

New York, NY 10019

May 20, 2025

Dear Sir/Madam,

We, Beijing Chuting Law Firm, refer to the Form F-3 of Mercurity Fintech Holding Inc. (the “Company”), which will be filed with the Securities and Exchange Commission (the “SEC”)

We, being the PRC legal advisor to the Company in connection with the F-3, hereby give our consent, and confirm that we have not withdrawn our consent, to include our name, opinions, advice, confirmations and/or summaries of the same in the F-3, and the references to our name, opinions, advice and/or confirmations in the form and context in which they respectively appear in the F-3.

We also hereby consent to the filing of this consent letter in connection with the F-3 with the SEC as exhibits to the F-3.

Yours faithfully,

/s/ Beijing Chuting Law Firm
Beijing Chuting Law Firm
May 20, 2025